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EXHIBIT 11.1


                          CONNECTIVE THERAPEUTICS, INC.

                STATEMENTS RE: COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                             YEARS ENDED DECEMBER 31,
                                                                             ------------------------
                                                                   1996                1995                1994
                                                                   ----                ----                ----
HISTORICAL
Weighted average shares of common stock outstanding                 6,825                877                 711
Shares related to Staff Accounting Bulletin topic 4D:
    Common stock, stock options and warrants                           --                936                 943
    Preferred stock                                                    --              2,622               2,622
                                                                    -----              -----               -----
Total shares used in computing net loss per share                   6,825              4,435               4,276
                                                                    =====              =====               =====



Net loss                                                         $(18,514)          $(10,372)            $(7,850)



HISTORICAL NET LOSS PER SHARE                                      $(2.71)            $(2.34)             $(1.84)
                                                                   ======             ======              ======
